Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Permal Hedge Strategies Fund II

We consent to use of our report dated June 6, 2013, included herein, with respect to the financial statements of Permal Hedge Strategies Fund II as of May 20, 2013, and our report dated May 30, 2013, incorporated herein by reference, with respect to the financial statements of Permal Hedge Strategies Fund I (formerly known as Permal Hedge Strategies Fund) as of March 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

June 6, 2013